Exhibit 99.1

HILLMAN ANNOUNCES EXECUTIVE CHANGES

CINCINNATI, October 11, 2011/PRNewswire-FirstCall/ — The Hillman Companies, Inc. (NYSE-Amex: HLM_P) (the “Company” or “Hillman”) and The Hillman Group, Inc., a subsidiary of the Company, announced a realignment of the Company’s executive team structure, including a promotion to fill a newly created Executive Vice President/Chief Operating Officer position. These changes reflect the Company’s commitment to maintaining a strong executive team that will continue to build on the success and growth the Company has experienced under the leadership of Max (Mick) Hillman, Jr. and Richard Hillman over the past 46 years.

Effective October 5, 2011, Jim Waters has been promoted from Chief Financial Officer and Secretary to Executive Vice President and Chief Operating Officer. Mr. Waters joined Hillman in September 1999 as Chief Financial Officer, and has served in that capacity through a period of extensive growth at the Company, including six acquisitions, significant improvement in market penetration and successful international expansion. Prior to his employment with Hillman, he served as Vice President of Finance with Curtis Industries, and spent eight years with Ernst & Young.

Effective October 5, 2011, Anthony (Tony) Vasconcellos joins the Company as Chief Financial Officer and Secretary. Mr. Vasconcellos, age 46, is a seasoned business executive with broad experience across various industries. This includes experience in international expansion, mergers and acquisitions and capital raising, all as part of strong customer service oriented management teams. Former roles include serving as the Executive Vice President and Chief Financial Officer of Regent Communications, and in several capacities for Luxottica Retail, including Controller for LensCrafters Canada. Mr. Vasconcellos holds a B.S. degree in Accountancy from Miami University and is a certified public accountant.

As well, Richard Hillman, President, has announced his plans to reduce his day-to-day management involvement in the Company as of October 5, 2011. He will continue his focus on the strong customer relationships he has developed over the years and will also work on new business development and special projects. Mick Hillman, Jr., Chief Executive Officer, will assume direct responsibility for the sales and marketing executive groups that currently report to Richard Hillman.

Mick Hillman, CEO, commented on the executive changes: “We are pleased to bring Mr. Vasconcellos on board. I believe his experiences will greatly benefit the company and its customers in this period of continued expansion. Jim and Tony, working together with the rest of the Hillman executive team, are well positioned to carry on Hillman’s established tradition of strong customer service as a leading distributor in the hardware industry.”

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the U.S., Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU intensive, complex home improvement categories. Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services.

For more information on the Company, please visit our website at http://hillmangroup.com or call Investor

Relations at (513) 851-4900, ext. 2084.